CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                                STRUTHERS, INC.
                              (the "Corporation")

The undersigned, being respectively the President and Secretary of the Corporation, do hereby certify:

        1. The original articles were filed with the Office of the Secretary of State on October 10, 1995.

        2. That the Board of Directors of the Corporation at a meeting duly held on the 6th day of August, 2000 adopted a resolution to amend the original articles as follows:

        Article 4 Subdivision (b)(B)(vii) is hereby amended to read as follows:

   "(vii) Purchase Rights. The shares of Class D Stock, as a unit, shall have the right, at the option of the holders thereof, their designees, assignees, heirs and/or legal representatives, to purchase on the first day of January and on the first day of July of each year shares of Common Stock aggregating in number 2 1/2% annually of the issued and outstanding stock of the Corporation. For this purpose, the number of issued and outstanding shares shall be fixed at a maximum of 100 million shares or the then outstanding stock, whichever is less, and a minimum of 50 million shares or the then outstanding shares, whichever is greater.

          The purchase price shall be equal to 10% of the average of the bid and asked price of the Corporation's shares during the ten day trading period immediately preceding the first day of January and July of each year.

          The right to purchase shall be cumulative if not exercised in any semi-annual period and shall not be subject to forfeiture in the event it is not exercised in any semi-annual period. This right to accumulate shall not exceed a maximum of four consecutive bi-annual periods."

        3. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 358,619,922 that the said changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of the stock outstanding and entitled to vote thereon.


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/S/ DOUGLAS W. BEATTY                              /S/ RHETT C. SEABROOK
----------------------------                       ----------------------------
Douglas W. Beatty, President                       Rhett C. Seabrook, Secretary


STATE OF NEW YORK               )
                                ) SS.:
COUNTY OF NASSAU                )

     On the 8th day of August, 2000 before me personally appeared Douglas W. Beatty and Rhett C. Seabrook, each of whom acknowledged to me that he executed the above instrument.


/S/ RICHARD S. LANE
-------------------
Notary Public

        Richard S. Lane
Notary Public, State of New York
        No. 02LA4941246
  Qualified in New York County
Commission Expires Aug. 1, 2001